                                                                     Exhibit 3.2

          AMENDMENTS TO ARTICLE II, SECTION 9, ARTICLE IV, SECTIONS 8.1 THROUGH 8.5 AND ARTICLE VII, SECTIONS 1, 2 AND 5 OF THE EQUITY OFFICE
                                     BYLAWS

1.    AMENDMENT OF ARTICLE II, SECTION 9

         Article II, Section 9 of the Equity Office Bylaws is amended to read in its entirety as set forth below:

         "Section 9. PROXIES. A shareholder may cast the votes entitled to be cast by the shares owned of record by him in person or by proxy as provided in this section. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Unless otherwise agreed in writing, the holder of record of shares which actually belong to another shall issue a proxy to vote the shares to the actual owner on the owner's demand. A shareholder may authorize another person to act as proxy for the shareholder. A shareholder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the shareholder or the shareholder's authorized agent signing the writing or causing the shareholder's signature to be affixed to the writing by any reasonable means, including facsimile signature. A shareholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, an authorization for the person to act as proxy to the person authorized to act as proxy or any other person authorized to receive the proxy authorization on behalf of the person authorized to act as the proxy, including a proxy solicitation firm or proxy support service organization. The authorization may be transmitted by a telegram, cablegram, datagram, electronic mail, or any other electronic or telephonic means. A copy, facsimile telecommunication, or other reliable reproduction of the writing or transmission authorized under this subsection may be substituted for the original writing or transmission for any purpose for which the original writing or transmission could be used."

2.  AMENDMENTS TO ARTICLE IV, SECTIONS 8.1 THROUGH 8.5

         Article IV, Sections 8.1 through 8.5 of the Bylaws are renumbered as Sections 8(a) through 8(e) and all internal cross-references to the former Sections 8.1 through 8.5 are changed accordingly.

         The phrase "or a Trust or estate" in the definition of "Related Person" contained in Article IV, Section 8(e) is deleted and replaced with the phrase "or a trust or estate."

3.    AMENDMENTS TO ARTICLE VII, SECTIONS 1, 2 AND 5

         Article VII, Sections 1 and 2 are amended in their entirety to read as set forth below:

         "Section 1. CERTIFICATES; UNCERTIFICATED SHARES. Unless the Board of Trustees of the Trust authorizes the issue of some or all of the shares of any or all of its classes or series without certificates, each shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interest held by him in the Trust. Each certificate shall be signed by the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes or series of shares, each class or series may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets of the Trust upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information. At the time of issue or transfer of shares without certificates, the Trust shall send the shareholder a written statement of the information required on certificates by Section 8-203 of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

         Section 2. TRANSFERS. Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof duly endorsed or with proper evidence of transfer to the same extent as those of a Maryland stock corporation. Upon surrender to the Trust or the transfer agent of the Trust of a share certificate or uncertificated security duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate or uncertificated security to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

         Notwithstanding the foregoing, transfers of shares of beneficial interest of the Trust will be subject in all respects to the Declaration of Trust and all of the terms and conditions contained therein."

         The title of Article VII, Section 5 is deleted and replaced with "Share Ledger."